EXHIBIT (8)(g)(1)
Amendment No. 2 to Participation Agreement (MFS)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
     Pursuant to the Participation Agreement, made and entered into as of the 29th day of November 1996, and amended on May 1, 1997, by and among MFS® Variable Insurance Trustsm, ML Life Insurance Company of New York, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect as of April 3, 2000.

ML LIFE INSURANCE COMPANY OF NEW YORK By its authorized officer,
By:	/s/ [ILLEGIBLE]
Title: Senior VP.

Date:

MFS® VARIABLE INSURANCE TRUSTsm By its authorized officer,
By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

Date:

MASSACHUSETTS FINANCIAL SERVICES COMPANY By its authorized officer,
By:	/s/ Jeffrey L. Shames
Jeffrey L. Shames
Chairman and Chief Executive Officer

Date:

37287

As of April 3, 2000
SCHEDULE A
ACCOUNTS, POLICIES AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate
Account and Date	Policies Funded	Portfolios
Established by Board of Directors	by Separate Account	Applicable to Policies

ML of New York Variable Annuity Separate Account A (8/14/91)	Merrill Lynch Retirement Plus Merrill Lynch Retirement Power	MFS Emerging Growth Series MFS Research Series MFS Emerging Growth Series MFS Growth with Income Series

ML of New York Variable Life Separate Account II (12/4/91)	Merrill Lynch w Investor Life w Investor Life Plus w Estate Investor I w Estate Investor II	MFS Emerging Growth Series MFS Research Series

ML of New York Variable Life Separate Account (11/19/90)	Prime Plan V, VI, 7 Prime Plan Investor	MFS Emerging Growth Series MFS Research Series
37287